As filed with the Securities and Exchange Commission on June 27, 2003

Registration No. 333-98547

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ENTRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	62-1670648
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Hanover Park, Suite 800 16633 Dallas Parkway Addison, Texas	75001
(Address of Principal Executive Offices)	(Zip Code)

ENTRUST, INC. 401(K) PLAN, AS AMENDED

(Full Title of the Plan)

F. WILLIAM CONNER

President and Chief Executive Officer

Entrust, Inc.

One Hanover Park, Suite 800

16633 Dallas Parkway

Addison, Texas 75001

(Name and Address of Agent for Service)

(972) 713-5800

(Telephone Number, Including Area Code, of Agent for Service)

DEREGISTRATION OF COMMON STOCK AND PLAN INTERESTS

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-98547) (the “Registration Statement”) of Entrust, Inc. (the “Company”) pertaining to 100,000 shares (“Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), to be sold pursuant to the Entrust, Inc. 401(k) Plan, as amended (the “401(k) Plan”), which was filed with the Securities and Exchange Commission on August 22, 2002. Pursuant to Rule 416(c) under the Securities Act of 1933, the Registration Statement also covered an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan.

Effective May 31, 2003, by action of the Company’s 401(k) Plan Investment Committee, the Entrust Stock Fund, consisting of shares of Common Stock, was eliminated as an investment option under the 401(k) Plan. As a result of this elimination, the offering pursuant to the Registration Statement has been terminated. As of May 31, 2003, a total of 41,738 Shares had been issued and sold pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration 58,262 Shares and an indeterminate amount of plan interests, in each case, registered but unsold under the Registration Statement.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Addison, State of Texas on this 27th day of June, 2003.

ENTRUST, INC.

By:	/s/ F. William Conner
F. William Conner President, Chief Executive Officer and Chairman of the Board

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. William Conner F. William Conner	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 27, 2003

/s/ David J. Wagner David J. Wagner	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 27, 2003

* Wesley K. Clark	Director	June 27, 2003

* Butler C. Derrick, Jr.	Director	June 27, 2003

* Terrell B. Jones	Director	June 27, 2003

* Michael P. Ressner	Director	June 27, 2003

* Douglas Schloss	Director	June 27, 2003

* Liener Ternerlin	Director	June 27, 2003

*By:	/s/ F. William Conner
F. William Conner Attorney-In-Fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Addison, State of Texas, on this 27th day of June, 2003.

ENTRUST, INC. 401(K) PLAN, AS AMENDED

By:	Entrust, Inc., Administrator

By:	/s/ F. William Conner
F. William Conner President, Chief Executive Officer and Chairman of the Board